Exhibit 16.1

GEORGE STEWART, CPA
316 17th AVENUE SOUTH
SEATLE, WASHINGTON 98144

February 12, 2010

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen

I have read the statements included under Item 4.01 in the Form 8-K filing dated February 12, 2010 of On Demand Heavy Duty Corp. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no knowledge about the appointment of Stan Jeong-Ha Lee, CPA was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ George Stewart
George Stewart, CPA